Exhibit 10.6

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (the “Agreement”) is effective as of the IPO Date (as hereinafter defined), by and among American Farmland Advisor LLC (“AFA”), a Delaware limited liability company, and American Farmland Company L.P., a Delaware limited partnership (collectively, the “Partnership”).  Terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 16 of this Agreement.

WHEREAS, American Farmland Company, a Maryland Corporation (the “Company”) conducts substantially all of its business through the Partnership and intends to become a public reporting company subject to the provisions of the Securities Exchange Act of 1934, as amended and make an initial public offering (“IPO”) of its shares (the closing date of such IPO, the “IPO Date”); and, for the avoidance of doubt, the Agreement will not be effective until and unless the IPO Date occurs;

WHEREAS, currently, the Company and AFA are each a co-general partner of the Partnership and, as of the IPO Date, the Company will be the sole general partner of the Partnership;

WHEREAS, pursuant to a Contribution Agreement, dated as of November 25, 2014, by and among AFA, the Partnership, American Farmland TRS LLC and the equity owners of AFA, the Partnership have agreed, subject to the conditions therein, to acquire substantially all of the equity ownership interests of AFA as of immediately prior to the consummation of the IPO on the IPO Date, such that, following the IPO Date, the Partnership will directly own 99.8% of the equity ownership interests of AFA and the remaining 0.02% will be owned by American Farmland TRS LLC;

WHEREAS, as of the consummation of the transactions contemplated by such Contribution Agreement, AFA will no longer be a partner of the Partnership;

WHEREAS, pursuant to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 9, 2009 (the “Current Partnership Agreement”), AFA currently renders investment advisory and management services to the Company and the Partnership; and, in connection with the IPO, the Current Partnership Agreement will be amended and restated in its entirety and no longer provide for AFA to render such services;

WHEREAS, the Partnership is desirous of appointing AFA as an adviser to assist the Partnership with its farmland investments and investment portfolio in a manner consistent with its prior provision of services and AFA has agreed to provide the asset acquisition, asset management, portfolio management, and other services set forth in this Agreement (“Services”);

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

1.                                      Appointment of AFA as Adviser.

(a)                                 The Partnership hereby retains AFA to act as agricultural adviser of the Partnership and to perform such duties and functions as are set forth in this Agreement.  AFA undertakes to provide Services hereunder in a manner consistent with (i) any provisions of applicable law; and (ii) the policies of the Partnership established from time to time.

(b)                                 AFA hereby accepts such appointment and shall provide the Services as set forth in Section 4 of this Agreement in accordance with the terms of this Agreement.

(c)  During the term of this Agreement, the Partnership will rely on AFA to perform all of the services described in Section 4 of this Agreement. For the avoidance of doubt, the scope and nature of the services provided in Section 4 of this Agreement and the fees outlined in Exhibit A of this Agreement will go unchanged and shall apply to all farmland properties for the term of this Agreement pursuant to Section 13 of this Agreement.

2.                                      Performance.  AFA undertakes to use its commercially reasonable efforts to present to the Partnership potential investment opportunities and to provide the Partnership with a continuing and suitable investment program consistent with any investment guidelines and other written instructions provided by the Partnership from time to time.

3.                                      Authority, Instructions and Decisions.   The Partnership retains full authority and discretion for making decisions on all recommendations of AFA.

4.                                      Services.  AFA shall periodically, or as necessary, or as directed by the Partnership, provide the following Services, unless otherwise agreed to by the Partnership and AFA.

(a)                                 to develop and modify from time to time a continuing and suitable overall strategy for each investment by the Partnership (an “Investment”);

(b)                                 to perform due diligence and related matters associated with the acquisition, asset management and disposition of any Investments;

(c)                                  to develop or obtain economic, demographic and marketing information to be used in developing and implementing the overall investment strategy and financial policy of the Partnership;

(d)                                 to retain, monitor and terminate property managers, accountants, attorneys, developers, mortgage bankers, environmental consultants and other Persons providing services to the Partnership and/or any of its Subsidiaries or with respect to Investments or assets proposed to be purchased by the Partnership and/or any of its Subsidiaries, which Persons, to the extent permitted or not prohibited by applicable law and other express provisions of this Agreement, may be Affiliates of AFA, its members, the Partnership or the Company (such services to include, without limitation, matters of compliance of such properties with all applicable laws, rules and regulations);

(e)                                  to keep and maintain the physical properties of the Partnership and its Subsidiaries in such state of repair and upkeep as shall be prudent in the sole and absolute discretion of AFA;

(f)                                   to place and maintain insurance for the Partnership and its Subsidiaries in such amounts and against such risks as, in AFA’s sole and absolute discretion, shall be in accordance with customary and sound business practices; and

(g)                                  to attend to legal matters in connection with the Investments by retaining appropriate counsel in connection with the same and taking or causing to be taken such acts as, in the sole and absolute discretion of AFA, are necessary or advisable to comply generally with all applicable laws, rules and regulations, and to do business in such jurisdictions as shall be necessary or advisable, in the sole and absolute discretion of AFA, in connection with the Investments or transactions with respect thereto.

AFA may delegate a portion of its duties to one or more agents or sub-advisers (a “Sub-Adviser”) on such terms and conditions as AFA deems advisable; provided that, without the affirmative vote or written consent of the board of directors of the Company (the “Board”), and except for any acquisition fee as described below in this Section 4, any compensation paid to any Sub-Adviser for any such delegated services shall be borne by AFA and not by the Company, the Partnership or their respective Subsidiaries (other than AFA).  The Partnership acknowledges that AFA has entered into a Sub-Advisory Agreement with Prudential Mortgage Capital Company, LLC, to be effective as of the IPO Date, pursuant to which AFA delegates a portion of its duties hereunder to Prudential Mortgage Capital Company, LLC on the terms and conditions set forth in such Sub-Advisory Agreement.  AFA may terminate any agency or Sub-Advisory Agreement, including its Sub-Advisory Agreement with Prudential Mortgage Capital Company, LLC, and may engage any one or more other Sub-Advisers, in each case with the approval of the Partnership and subject to the terms and conditions agreed to with the applicable Sub-Adviser.  In addition, AFA may determine to not engage any Sub-Advisers and may provide such services that would otherwise be delegated to a Sub-Adviser by itself or through one or more of its Affiliates.  The Partnership or its Subsidiaries may pay an acquisition fee to a Sub-Adviser and may be required to indemnify a Sub-Adviser and its related parties, as determined by AFA, in its sole and absolute discretion.

5.                                      Compensation.  The compensation for the Services to be rendered by AFA hereunder shall be in accordance with Exhibit A hereto; and such fees shall be paid by the Partnership to AFA.  The Partnership shall be obligated to pay to AFA the fees set forth on Exhibit A.  In the event this Agreement is terminated or its term expires without renewal, the fees payable to AFA will be paid pursuant to Section 13.

6.                                      Other Services.  Should the Partnership request that AFA or any director, officer or employee thereof render services for the Partnership or the Company other than the Services set forth in Section 4, such services shall be separately compensated at such rates and in such amounts as are agreed by the Partnership and AFA, and shall not be deemed to be Services pursuant to the terms of this Agreement.

7.                                      Representations and Warranties of AFA.  AFA represents and warrants that:

(a)                                 Due Organization.  AFA is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Delaware.

(b)                                 Power and Authority.  AFA has the power and authority to enter into this Agreement and to carry out its duties and obligations hereunder. The execution of this Agreement has been duly authorized by AFA and no other proceedings on the part of AFA are necessary to authorize this Agreement.  This Agreement is and shall be binding and enforceable upon AFA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)                                  Authorization.  AFA is authorized, registered and licensed to do business, as contemplated in this Agreement, in each jurisdiction in which the nature of its business makes such registration or licensing necessary.

(d)                                 No Violation.  Neither the execution of this Agreement nor the acts contemplated hereby nor compliance by AFA with any provisions hereof will:

(i)                                     violate any provision of the organizational documents of AFA.

(ii)                                  violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to AFA; or

(iii)                               violate, or be in conflict with, or constitute a default under or permit the termination of, or require the consent of any Person under any agreement to which AFA may be bound, which violation, conflict, default termination or failure to obtain consent would, individually or in the aggregate, have a material adverse affect on the properties, business, prospects, earnings, assets, liabilities or condition (financial or otherwise) of AFA.

(e)                                  Authorizations.  AFA and its personnel have completed, obtained and performed all registrations, filings, approvals, licenses, authorizations, consents or examinations required by any government or governmental authority for its acts contemplated by this Agreement.

8.                                      Representations and Warranties of the Partnership.  The Partnership hereby represents and warrants as follows:

(a)                                 Due Organization.  The Partnership is a Delaware limited partnership duly organized and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Delaware.

(b)                                 Power and Authority.  The Partnership has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution of this

Agreement has been duly authorized by the Partnership and no other proceedings on the part of the Partnership are necessary to authorize this Agreement.  This Agreement is and shall be binding and enforceable upon the Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)                                  No Violation.  Neither the execution of this Agreement nor the acts contemplated hereby nor compliance by the Partnership with any provisions hereof will:

(i)                                     violate any provision of the organizational documents of the Partnership; or

(ii)                                  violate, or be in conflict with, or constitute a default under or permit the termination of, or require the consent of any person under any agreement to which the Partnership may be bound, which violation, conflict, default, termination or failure to obtain consent would, individually or in the aggregate, have a material adverse affect on the properties, business, prospects, earnings, assets, liabilities or condition (financial or otherwise) of the Partnership.

9.                                      Confidentiality.  Except as may be required by applicable laws or governmental regulations governing AFA, AFA shall maintain, and shall cause its Affiliates, employees and agents to maintain, strict confidence with respect to any and all information of a confidential proprietary or secret nature which is or may be either applicable to, or related in any way to the Partnership, the Company or their respective Affiliates, the acquired investments and any and all matters related to the Services contemplated hereby, including all financial records (the “Confidential Information”).  The term “Confidential Information” does not include information (a) which was publicly known, or otherwise known to AFA at the time of disclosure, (b) which subsequently becomes publicly known through no act or omission by AFA, or (c) which otherwise becomes known to AFA, other than through disclosure (i) by or at the request of the Partnership or (ii) from a source actually known by AFA to be bound by a confidentiality agreement with respect to such information.  AFA agrees that AFA will not directly or indirectly use the Confidential Information other than in the course of performing its duties hereunder, nor will AFA directly or indirectly disclose any Confidential Information to any Person except in the course of performing its duties pursuant to this Agreement, except (x) as may be required by law, rule, regulation or court order, and (y) to officers, directors and employees or representatives of any Sub-Adviser who have been informed of the confidential information provided to them and have agreed to keep such information confidential.  The obligations set forth in this Section 9 shall expire eighteen months from the termination or expiration of this Agreement.

10.                               Covenants of Agricultural Adviser.

(a)                                 Compliance with Applicable Law.  AFA shall carry out its duties and responsibilities hereunder in accordance with, and be limited in the exercise of its rights by, the provisions of all applicable federal, state, county and city statutes, ordinances and regulations.

(d)                         REIT Status.  AFA acknowledges that the Company qualifies as a real estate investment trust under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “REIT Compliance Rules”).  Accordingly, in exercising its authority under this Agreement, including in respect of accepting or rejecting prospective investments, lease terms and related matters and providing oversight and direction to AFA, the Company and the Partnership intends to comply with the REIT Compliance Rules for so long as the Board determines, in its sole discretion, to qualify as a REIT.

11.                               Indemnification.

(a)                                 The Partnership shall indemnify, defend and save harmless AFA and its members, partners, officers, employees and Affiliates (the “Indemnitees” and each an “Indemnitee”) from and against any and all losses, claims, costs, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys’ fees (collectively, the “Losses”), by reason of, resulting from or arising (i) in connection with any Indemnitee’s duties hereunder except to the extent that such Losses are caused by an act or failure to act which was a result of bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties by any Indemnitee, or (ii) from any breaches of the Partnership’s representations, warranties or covenants under this Agreement.  The Company and the Partnership will reimburse the aforesaid parties in connection with investigation or defense of any Losses to the extent it is finally determined that expenses of such investigation or defense are related to Losses that are indemnifiable under this Section 11(a).  This indemnity agreement will be in addition to any liability which the Company and the Partnership may otherwise have.

(b)                                 AFA shall indemnify, defend and save harmless the Company and the Partnership and their respective members, directors, officers, employees and Affiliates from and against any and all Losses, to the extent that such Losses are not fully reimbursed by insurance and are incurred by reason of AFA’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties or from any breaches of its representations, warranties or covenants pursuant to this Agreement.  AFA will reimburse the aforesaid parties in connection with investigation or defense of any Losses to the extent it is finally determined that expenses of such investigation or defense are incurred by reason of AFA’s, bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duty.  This indemnity agreement will be in addition to any liability which AFA may otherwise have.

12.                               Expenses, Reimbursement.

The Partnership shall reimburse AFA (or cause to be paid to the party contracted with when incurred in the name of the Partnership, Company, any existing Asset Owning Subsidiary, or any entity to be formed) for all reasonable and necessary out of pocket costs and expenses of providing Services in accordance with the provisions hereof which are reasonably incurred for the benefit of the Partnership, Company, any existing Asset Owning Subsidiary, or any entity to be formed, (whether contracted for by AFA as agent thereof or not, in the name of AFA, or otherwise).  Such reimbursable costs and expenses hereunder shall not exceed the actual costs for such services incurred.  Such reasonable costs include, but are not limited to:

(i)                                     the cost of architects, engineers, environmental consultants, soil testing, inspection, attorneys, appraisers, and other third party professionals and services customarily utilized in the analysis of real estate;

(ii)                                  taxes and assessments on income of the investments, taxes as an expense of doing business and any other taxes otherwise imposed on the Company, the Partnership and their business, assets or income;

(iii)                               interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv)                              costs associated with insurance required in connection with the investments;

(v)                                 expenses of managing, improving, developing, operating, financing and selling investments; and

(vi)                              audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and the Partnership and all such fees incurred at the request, or on behalf of, the Partnership.

13.                               Term.

(a)                                 General.  This Agreement shall continue in full force and effect for a period of four years commencing with the IPO Date unless sooner terminated (i) as provided in the immediately following sentence in this Section 13(a) or (ii) pursuant to Sections 13(b) or 13(c).  At any time, this Agreement may be terminated by either party, with or without cause and without penalty as of December 31 of a calendar year by providing written notice to the other party on or before June 30 of such calendar year.  The parties hereby agree to discuss the renewal of the Agreement two years following the IPO Date and every two years thereafter, but neither party is obligated to renew this agreement.

(b)                                 Termination by the Partnership.  The Partnership may terminate this Agreement on written notice to Agricultural Adviser without penalty:

(i)                                     immediately if AFA shall be declared bankrupt or insolvent by a court of competent jurisdiction, or any order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of AFA or of all or substantially all of its property by reason of the foregoing or approving any petition filed against AFA for its reorganization and such adjudication, order or petition has not been stayed or discharged pending appeal within sixty (60) calendar days of its entry;

(ii)                                  immediately if AFA shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due;

(iii)                               immediately if any governmental authority, court or self-regulatory authority shall withdraw, suspend or revoke or declare invalid any license, charter, authorization or registration required or necessary for the conduct by AFA of any material portion of its business and such action has not been stayed or discharged pending appeal within sixty (60) calendar days of its entry;

(iv)                              immediately if any event or circumstance shall occur which materially impairs the ability of AFA to perform its obligations hereunder;

(v)                                 upon determination by a court of competent jurisdiction that AFA engaged in actions or omitted to take actions in connection with providing Services that were the result of fraud, gross negligence or willful misconduct; or

(vi)                              if AFA commits a material violation of this Agreement and, if such violation shall be capable of remedy, AFA does not remedy such violation within 30 calendar days of written notice by the Partnership of such violation.

(c)                                  Termination by AFA.  AFA may terminate this Agreement immediately on written notice to the Partnership without penalty:

(i)                                     if the Partnership or the Company commits a material violation of this Agreement and, if such violation shall be capable of remedy, the Partnership or the Company, as the case may be, does not remedy such violation within 30 calendar days of written notice by AFA of such violation; for the avoidance of doubt, the prompt payment of the fees and expenses to AFA in accordance with this Agreement shall constitute a material violation;

(d)                                 Compensation Following Termination.  From and after the effective date of termination of this Agreement, (i) the Partnership shall reimburse AFA for all expenses incurred through the date of termination and (ii) AFA shall not be entitled to compensation for further services hereunder except as set forth in Exhibit A.

(e)                                  Continued Provision of Services.  After termination of this Agreement for any reason, AFA shall, on written request by the Partnership, continue to furnish the services to the Partnership on the same terms for up to an additional 90 calendar days from the date of termination (in which event AFA shall be compensated as provided in this Agreement) and shall assist with the transfer of the Services to a new adviser or to the Partnership (or one or more of its Affiliates).  In such circumstances, (i) AFA shall cooperate with the reasonable requests of the Partnership in order facilitate the transition of the Services and (ii) AFA shall be compensated for such Services notwithstanding the provisions of Section 13(d) above.

(f)                                   Remedies.  The right to terminate this Agreement as provided herein is not exclusive of any rights or remedies that the Partnership or AFA may otherwise have at law or in equity, whether for indemnification or otherwise.

14.                               Disputes; Governing Law; Jurisdiction.

(a)                                 Disputes.  Should any dispute between the parties arise relating to this Agreement (including any dispute related to the existence, validity, interpretation, performance, breach or termination thereof) (a “Dispute”), the claimant party shall provide a written notice of the Dispute (a “Notice of Dispute”) to the other party, which shall contain a reasonably detailed statement of the nature of the Dispute and the relief requested.  Within thirty (30) days of the delivery of the Notice of Dispute, senior executives of each party, each with the authority necessary to settle the Dispute, shall meet at a place agreed by them to attempt, in good faith, to settle the Dispute. Such negotiations shall be without prejudice, for settlement purposes only and shall not be referred to by either party in any judicial or arbitration proceedings.  The terms of any agreed upon settlement (whether of the whole or any part of the issues the subject of the Dispute) shall be recorded in writing and signed by both parties.  If the negotiations do not result in a written settlement by the end of the thirty (30) day period from the receipt of the Notice of Dispute, the parties shall not be precluded from initiating litigation relating to the Dispute.

(b)                                 Governing Law; Jurisdiction.  All Disputes shall be governed by and construed in accordance with the laws of the State of Delaware.  The parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware.  If jurisdiction is not present in federal court, then the parties hereby agree and consent to the exclusive jurisdiction of the state courts of New Castle County, Delaware.  Each party hereby irrevocably waives, and agrees not to assert, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such Dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

15.                               Miscellaneous.

(a)                                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or if mailed, five (5)

To the Partnership:

American Farmland Company, L.P.

c/o American Farmland Company

10 East 53rd Street, 29th Floor

New York, NY 10022

Attention:  Chief Executive Officer

To the Partnership:

American Farmland Advisors LLC

c/o American Farmland Company

10 East 53rd Street, 29th Floor

New York, NY 10022

Attention:  Chief Executive Officer

Copies to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:  John T. Haggerty

Either party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional person to which all such notices or demands thereafter are to be addressed.

(b)                                 Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by AFA and the Partnership or in the case of a waiver the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(c)                                  Cumulative Remedies.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

(d)                                 Binding Effect.  This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and be binding upon the successors, assignees and legal representatives of the respective parties hereto.  Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., Persons who are entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder shall not be impaired without such Person’s written consent.

(e)                                  Further Assurance.  Each of the parties hereto shall execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof.

(f)                                   Incorporation of Amendments to Applicable Law.  Any references to a law or to any regulations or administrative pronouncements thereunder shall be deemed to include a reference to any amendments thereof and any successor provisions thereto.

(g)                                  Assignment.  Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of AFA or the Partnership as appropriate, provided, however, that AFA may delegate its duties to one or more Sub-Advisers consistent with the terms of this Agreement.

(h)                                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

(i)                                     Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(j)                                    Survival.  The provisions of Sections 5 and 12 (solely with respect to any items accrued prior to termination of this Agreement) and Sections 7, 8, and 9 (solely for the period set forth therein), 11, 13(d), 13(e), 14 and 15 hereof shall survive the termination of the Agreement.

(k)                                 Severability.  Should one or more provisions of this Agreement be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

(l)                                     Entire Agreement.  This Agreement (including Schedules attached hereto and incorporated herein by reference) embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except by written consent of the parties.

(m)                             Effective Date.  This Agreement shall be effective as of the IPO Date.

16.                               Miscellaneous.

Definitions.  The terms used in this Agreement and not defined have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Owning Subsidiary” or “Asset Owning Subsidiaries” means any Subsidiary or Subsidiaries of the Partnership contracting for the acquisition of a property or owning any property as permitted under the provisions of the Agreement, provided however, in the instances where the Partnership is the record title holder to any acquired property subject to the Advisory Agreement, such term shall mean the Partnership.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day of which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Person” means a natural person, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Subsidiary” or “Subsidiaries” means with respect to any Person(s), and corporation(s), partnership(s), limited liability company or companies or other entity or entities of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person(s).

[Signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Advisory Agreement to be executed and to be effective as of May     , 2015.

American Farmland Advisor LLC

By:	Optima Group Holdings LLC,
its managing member

Name:
Title:

American Farmland Company, L.P

By:	American Farmland Company, Inc.,
its general partner

Name:
Title:

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EXHIBIT A

Fees Payable to AFA

(a)                                 Quarterly Management Fee

105 basis points per annum payable in arrears based on the Gross Asset Value (defined below) of the Partnership as of each calendar quarter end. If properties are purchased or sold throughout the quarter other than on the first day of a calendar quarter, the additional acquisition or disposition, as the case may be, will be pro-rated to the day for the relevant time period for purposes of calculating the Management Fee due to AFA.  The Management Fee shall be paid to AFA within 45 days of each calendar quarter end.

“Gross Asset Value” means the most recent appraised value of the property, or in the absence of an appraisal, the cost of the real estate assets held, including capital expenditures or a mutually agreed upon value.  For avoidance of doubt, Gross Asset Value includes, inter alia, land, land improvements, buildings, permanent crops/vines/trees, and furniture, fixtures and equipment, is not decreased by any debt obligations of the Partnership and excludes cash and cash equivalents owned by the Partnership.

(b)                                 IPO Capital Compensation

If the outcome of the “Capital Raised” in the IPO, as defined below, is less in total than $90 million gross of expenses, “Make-whole Payments” are due to the AFA calculated as follows:

(1)               [$90 million * 2%] less [Capital Raised * 2%] times [Purchase Prices of Acquisitions, net of indebtedness /Capital Raised].  Amounts are payable when acquisitions are made and continue until all Capital Raised is used for Acquisitions, plus

(2)               [$90 million * 1%] less [Capital Raised * 1%] times [Purchase Prices of Acquisitions, net of indebtedness/Capital Raised].  The amounts due under this Section (b) are payable annually.

“Capital Raised” is defined as capital contributions made to the Partnership received either in cash or the fair market value of any properties contributed, net of indebtedness, during the period of time commencing October 31, 2014 and ending 6 months after the IPO Date.

(c)                                  Sub-Adviser Legacy Performance Fees

Performance fees shall be considered earned and payable to the AFA in equal amounts in each year of the initial term of the Agreement over the next four years in an amount equal to those performance fees that are due by AFA to Prudential Mortgage Capital Company, LLC (“Prudential”) under the original advisory agreement between AFA and Prudential dated

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September 8, 2009, as later amended on September 8, 2009, April 6, 2012, and December 1, 2013.  Payments will be made within the last 10 business days of each calendar year starting in 2015; provided, however, that the payment schedule will accelerate and all payments will be due within 30 days of termination of the Amended and Restated Sub-Advisory between AFA and Prudential dated as of                 , 2015 (the “Sub-Advisory Agreement”) by either party, for cause or otherwise.  Interest shall accrue at the simple rate of interest of 5% on unpaid balances beginning at the commencement of this Agreement.

(f)                                   Sub-Adviser Termination Fees

In all instances where the Sub-Advisory Agreement is terminated and a termination fee is owed by AFA to Prudential, the Partnership shall pay AFA an amount equal to such termination fee owed.

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